Exhibit 6-5(a)

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT (the “Agreement”) is made as of November 11th, 2023 by and between Recreatives Industries, Inc., a corporation organized under the laws of the State of Nevada, USA, with registered offices located at 1936 59th Terrace E, Bradenton, FL 34203 (the “Corporation”), and Ryan Stoller, a natural person, located at 8801 Gator Creek Drive, Sarasota, FL 34241.

Ryan Stoller (the “INVESTOR”).

In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), INVESTOR hereby grants to the Corporation a convertible loan in the principal amount of $100,000 in lawful currency of USA (the “Principal Amount”), which the Corporation hereby acknowledge having received, the whole in accordance with the following terms and conditions:

1. Maturity Date – Subject to Sections 3 and 10, unless a conversion under Section 9 or an Event of Default (as defined below) has occurred prior to this time, the Principal Amount, together with any accrued and unpaid interest on such Principal Amount (together, the “Indebtedness”), will be due and payable in full by November 11th, 2024 (the “Maturity Date”).

2. Origination Fee – No origination fee applies to this loan agreement.

3. Interest – Subject to Section 3, the Principal Amount, together with any past due and unpaid interest, will bear a 18% interest rate accruing annually, calculated monthly and compounded monthly, from the date hereof until payment in full has been received by INVESTOR, including without limitation before and after maturity, default or judgment.

4. Extension – If the Corporation and INVESTOR both agree to do so in writing, the Maturity Date may be extended by a period not to exceed 24 months from the original Maturity Date (the “Extension Period”). In the event that the Maturity Date is so extended, the interest rate shall not be increased.

5. Use of Proceeds – The Corporation will use the Principal Amount for the following purposes only: purchasing of inventory for the production of MAX vehicles and general working capital.

6. Security – The Corporation’s loan obligations under this Loan Agreement will rank in priority to all other unsecured indebtedness of the Corporation.

7. Representations and Warranties – To induce INVESTOR to advance the Principal Amount to the Corporation, the Corporation represents and warrants the following to INVESTOR as of the date of this Loan Agreement:

(a) the Corporation has been duly incorporated and is validly existing under the (the “Corporation Act”) and has not been discontinued under the Corporation Act or been dissolved and is in good standing with respect to the filing of annual reports with the Director of Industry for the Corporation Act;

(b) the Corporation has all requisite corporate power and capacity to own its property and assets and to carry on its business as now being conducted by it and enter into and deliver this Loan Agreement, and the Investor Rights Agreement dated the date hereof granting INVESTOR pre-emptive rights (the “Investor Rights Agreement” and together with the Loan Agreement , the “Transaction Documents”), and to perform its obligations under each of these documents;

(c) the Corporation has acquired all material licenses, registrations, authorizations, permits, approvals and consents necessary to carry on its business and such licenses, registrations, authorizations, permits, approvals and consents are in good standing, and the Corporation is conducting its business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on;

(d) each of the Transaction Documents, when executed and delivered, will constitute a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles;

(e) neither the execution and delivery of the Transaction Documents, compliance with the terms, conditions and provisions of the Transaction Documents, will conflict with, accelerate the terms of or result in a breach of any of the terms, conditions or provisions of:

(i) any agreement, instrument or arrangement to which the Corporation is now a party or by which it is or may be bound, or constitute a default thereunder;

(ii) any judgment or order, writ, injunction or decree of any court; or

(iii) any applicable law, regulation or regulatory policy;

(f) this Loan Agreement (and the conversion rights granted therein) complies with all applicable securities laws and INVESTOR will hold all of its rights, title and interest therein (including its conversion rights) free and clear of all pre-emptive rights, hypothecs, mortgages, liens, charges, security interests, adverse claims, pledges and demands whatsoever arising by reason of the acts or omissions of the Corporation, other than the resale restrictions imposed by applicable securities laws; and

(g) the capitalization table attached to the conditional funding offer made by INVESTOR and accepted by the Corporation set forth all of the issued and outstanding shares of the capital of the Corporation as well as all issued and outstanding options, warrants, securities and other rights to purchase shares of the capital of the Corporation as of the date hereof.

8. The occurrence of any of the following events shall constitute an “Event of Default” under this note:

(a) If default occurs in payment when due of any indebtedness and such default continues for a period of 5 days following written notice specifying the same by the INVESTOR;

(b) if default occurs in performance of any other material covenant of the Corporation under this Note or Investor Rights Agreement and such default continues for period of 10 days following written notice specifying the same by the INVESTOR;

(c) if (i) the Corporation commits an act of bankruptcy or becomes insolvent within the meaning of any bankruptcy or insolvency legislation applicable to it or files an assignment in bankruptcy (ii) a petition or other process for the bankruptcy of the Corporation is filed or instituted and remains undismissed or unstayed for a period of at least 30 days or any relief sought in such proceedings shall occur.

Upon the occurrence of any Event of Default, all Indebtedness shall at the option of the INVESTOR and by notice in writing to the Corporation become forthwith due and payable and all of the rights and remedies conferred in respect of the Note shall become immediately enforceable.

9. Indemnity and Costs – INVESTOR is relying on the representations, warranties and covenants contained in this Loan Agreement. The Corporation agrees to indemnify and save INVESTOR harmless from and against all losses, damages, costs, or expenses, including legal costs as between a solicitor and his own client, suffered or incurred by INVESTOR as a result of or in connection with any of those representations, warranties or covenants being incorrect or breached. The Corporation will also pay or reimburse the reasonable legal fees, disbursements and out of pocket costs (including any applicable taxes thereon) incurred by or for the account of INVESTOR (i) in connection with the preparation of this Loan Agreement, and the transactions contemplated in this Loan Agreement and (ii) in pursuing its remedies against the Corporation in the event the Corporation defaults on any payment owing under this Loan Agreement.

10. Conversion

(a) In this Section 9:

“Conversion Price” means 0.06 :

(i) in the case of a Significant Financing (defined below), the lower of: (A) the lowest price paid per Significant Financing Security (defined below); and (B) the Capped Price;

(ii) in the case of a Change of Control (defined below), the lower of: (A) the price per share of the Corporation based on the valuation given in connection with the event triggering the Change of Control; and (B) the Capped Price;

(iii) in the case of a Discretionary Conversion (defined below), the lower of: (A) the price per share of the Corporation paid to the Corporation for Securities (defined below) at the last external financing (i.e. a financing where such Securities were issued which includes investors other than the current directors, officers and employees of the Corporation) completed after the date of this Loan Agreement; and (B) the Capped Price, however where no external financing has occurred after the date of this Loan Agreement, the price will be the Capped Price;

“Capped Price” means the pre-money price per share of the Corporation, which is capped at One Hundred and Fifty Thousand Dollars ($150,000).

“Discount” means a discount of 0% to the Conversion Price.

(b) The Indebtedness may be converted at INVESTOR’s option upon any of the following events (each a “Potential Conversion Event”) and on the terms set out in this Section 9:

(i) If the Corporation completes a private placement of equity securities of the Corporation (such securities or units of securities are referred to as the “Significant Financing Securities”) for gross proceeds of at least $500,000 (which does not include any Indebtedness converted pursuant to this Loan Agreement) (a “Significant Financing”) then unless INVESTOR provides a notice to the Corporation that it does not wish to convert the Indebtedness (as set out in Subsection 9(d)), concurrent with the closing of such Significant Financing all of the Indebtedness will be automatically and concurrently converted into Significant Financing Securities at a price equal to the applicable Conversion Price less the Discount and otherwise on the same terms and conditions as the investors under the Significant Financing.

(ii) Upon an amalgamation, merger or reorganization of the Corporation, a Sale of Control, initial public offering of equity securities of the Corporation or a sale of all or substantially all of the Corporation’s assets or undertaking, other than as part of an internal amalgamation, merger or reorganization which does not involve persons who are not shareholders or wholly owned subsidiaries of the Corporation (each a “Change of Control”), unless INVESTOR provides a notice to the Corporation that it does not wish to convert the Indebtedness (as set out in Subsection 9(d)), concurrent with the closing of such Change of Control all of the Indebtedness will be automatically and concurrently converted into common shares of the Corporation outstanding immediately prior to the Change of Control (the “Change of Control Securities”), at a price equal to the applicable Conversion Price less the Discount, where “Sale of Control” means any event after which a person, together with his or its “associates” and “affiliates”, holds, directly or indirectly, legally or beneficially, shares of the Corporation carrying more than 50% of the votes capable of being cast at a general meeting of the shareholders of the Corporation.

(c) The Indebtedness may also be converted at INVESTOR’s sole option on the terms set out in this Section 9 if at any time prior to the Maturity Date, INVESTOR has provided the Corporation with written notice that it wishes to convert its Indebtedness into equity securities (a “Discretionary Conversion”), then on the date specified in such notice (which must not be beyond the Maturity Date) (the “Discretionary Conversion Date”) all of the Indebtedness will be automatically converted into common shares of the Corporation outstanding at the Discretionary Conversion Date (the “Securities”), at a price equal to the applicable Conversion Price less the Discount.

(d) The Corporation shall provide INVESTOR with notice of any Potential Conversion Event at least 15 business days prior to the closing of such Potential Conversion Event. Upon receipt of such notice, INVESTOR shall have 12 business days to notify the Corporation in writing if it does not wish to convert the Indebtedness. In the event INVESTOR delivers such notice to the Corporation as set out above the Corporation will have the right to either keep the Loan outstanding in its current form, or prepay the Loan as set out in Section 10.

(e) Upon conversion of the Indebtedness, the Corporation will promptly deliver to INVESTOR a certificate representing the Significant Financing Securities, Change of Control Securities or Securities, as applicable, and, in the case of a Significant Financing or Change of Control, such other documents as purchasers under the Significant Financing or Change of Control, as applicable, are entitled to receive in connection therewith including, but not limited to, an opinion of counsel satisfactory to INVESTOR, acting reasonably, to the effect that such securities are duly and validly issued, fully paid and non-assessable, free from pre-emptive rights, and issued in compliance with applicable securities laws. The Corporation will cover all legal fees associated with such conversion including but not limited to the reasonable legal fees of INVESTOR.

(f) In the case of a Significant Financing, conversion shall be mandatory in the case that INVESTOR is a participating investor in the Significant Financing.

(g) No fractional securities shall be issued and if the conversion provided for in this Section 9 would result in INVESTOR being entitled to receive a fraction of a security, the Corporation shall instead issue upon the conversion the next lesser whole number of securities.

(h) Notwithstanding anything to the contrary:

(i) unless INVESTOR has notified the Corporation that it does not wish to convert its Indebtedness, upon the issuance of the Significant Financing Securities or the Change of Control Securities to INVESTOR pursuant to Subsection 9(b), INVESTOR shall be treated for all purposes as the record holder of such securities as of the date of the closing of the Significant Financing or Change of Control, as applicable; and

(ii) in the case of a Discretionary Conversion, upon the issuance of the Securities to INVESTOR pursuant to Subsection 9(c), INVESTOR shall be treated for all purposes as the record holder of such securities as of the Discretionary Conversion Date, and in each case this Loan Agreement shall be deemed to be cancelled and the Corporation shall have no further obligation to pay INVESTOR under this Loan Agreement.

11. Prepayment – Except as otherwise set out in this Section 10, the Corporation does not have the right to prepay the Indebtedness without the prior written consent of INVESTOR. If, upon a Potential Conversion Event, INVESTOR does not convert the Indebtedness, the Corporation may, concurrent with the closing of the Potential Conversion Event, choose, in its sole discretion, to prepay all Indebtedness owing under this Loan Agreement on the date of the Conversion Event. In the event the Indebtedness is not prepaid as set out above, it will remain in full force and effect on the terms set out herein.

12. INVESTOR’s Non-Waiver of Rights – Failure of INVESTOR to enforce any of its rights or remedies under this Loan Agreement will not constitute a waiver of the rights of INVESTOR to later enforce such rights and remedies. No waiver will be effective unless it is in writing and specifically references the provision in this Loan Agreement to which such waiver relates.

13. Corporation’s Waiver – The Corporation waives demand and presentment for payment, notice of non-payment, protest and notice of protest of this Loan Agreement.

14. Time of the Essence – Time will be of the essence in this Loan Agreement and no extension or variation of this Loan Agreement will operate as a waiver of this provision.

15. Enurement – This Loan Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns; it being understood and agreed that the Corporation shall not have the right to assign this Loan Agreement, nor any of its rights or obligations hereunder, without the prior written consent of INVESTOR, acting in its sole discretion.

16. Governing Law – This Loan Agreement (and any transactions, documents, instruments or other agreements contemplated in this Loan Agreement) will be construed and governed exclusively by the laws in force in Florida and the laws of the United States applicable therein, and the courts of Florida will have exclusive jurisdiction to hear and determine all disputes arising hereunder. The undersigned irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts. This provision will not, however, be construed to impair the rights of INVESTOR to enforce a judgment or award outside said province, including the right to record and enforce a judgment or award in any other jurisdiction.

17. Severability – If any provision of this Loan Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction from which no further appeal lies or is taken, that provision will be deemed to be severed from this Loan Agreement, and the remaining provisions of this Loan Agreement will not be affected because of that and will remain valid and enforceable.

18. Further Acts – Each of the parties shall at the request of the other party, and at the expense of the Corporation, execute and deliver any further documents and do all acts and things as that party may reasonably require in order to carry out the true intent and meaning of this Loan Agreement.

19. Amendments – No term or provision hereof may be amended except by an instrument in writing signed by all of the parties to this Loan Agreement.

20. Counterparts – This Loan Agreement may be executed in counterpart and such counterparts together will constitute a single instrument. Delivery of an executed counterpart of this Loan Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”), will be equally effective as delivery of a manually executed counterpart hereof. The parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Loan Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

IN WITNESS WHEREOF the undersigned have executed and delivered this Loan Agreement as of November 11th, 2023.

Recreatives Industries, Inc.

Per:	Per:
Andrew Lapp, CEO	Ryan Stoller
11/13/2023	11/13/2023